Exhibit (a)(1)(iv)

Form of Notice of Acceptance of Tender

Northern Trust Global Investments
50 South La Salle Street
Chicago, Illinois 60675

[    ], 2015

Dear Investor:

Regarding your investment in the Equity Long/Short Opportunities Fund

Please be advised of the following details concerning your redemption from the Equity Long/Short Opportunities Fund as of [     ], 2015:

Name of Redeeming Investor:         [Investor Name]

Amount of Redemption:      $[     ]

Should you have any questions or require additional information, please contact your Northern Trust representative or:

Ayad Bakir on behalf of the Equity Long/Short Opportunities Fund

Tel 312.557.9727

Email AB210@NTRS.COM